UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 19, 2007
ENZON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-12957	22-2372868

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

685 Route 202/206, Bridgewater, New Jersey	08807

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (908) 541-8600

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 19, 2007, Enzon Pharmaceuticals, Inc. (”Enzon”) entered into a Purchase Agreement (the “Purchase Agreement”) with Drug Royalty LP 2 (“Drug Royalty”), pursuant to which Enzon will sell to Drug Royalty 25% of the royalties payable to Enzon on net sales of PEG-INTRON occuring on and after July 1, 2007 under the Development, License and Supply Agreement between Schering Corporation (“Schering”) and Enzon dated as of November 14, 1990, as amended. Enzon will receive an initial cash payment of $92.5 million and will be entitled to receive an additional cash payment of $15 million if Drug Royalty receives at least $80 million from its interest in the royalty payments for sales of PEG-INTRON that occur between July 1, 2007 and December 31, 2011 (the “Transaction”). Prior to this Transaction there had not been any relationship between Drug Royalty and Enzon.
     Enzon intends to hold a portion of the initial cash payment it receives in the Transaction as restricted cash for the purpose of extinguishing in full the $81,921,000 of its 4.5% Convertible Notes due 2008 that are currently outstanding.
     The description above is qualified in its entirety by the Purchase Agreement filed as Exhibit 10.1 to this current report on Form 8-K. The press release issued by Enzon on August 20, 2007 announcing the transaction is furnished herewith as Exhibit 99.1.
Item 2.01 Completion of Acquisition or Disposition of Assets
     The information set forth under Item 1.01 of this current report on Form 8-K regarding the Transaction is hereby incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description
10.1	Purchase Agreement by and between Enzon and Purchaser dated August 19, 2007.

99.1	Press release issued by Enzon on August 20, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 20, 2007

By:	/s/ Craig A. Tooman
Craig A. Tooman
Executive Vice President, Finance and Chief Financial Officer